Exhibit 10.21

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 21st day of December, 2010 (the “Effective Date”), by and between Sugartown Worldwide, Inc., a Pennsylvania corporation (the “Company”), and Scott A. Beaumont, a resident of the Commonwealth of Pennsylvania (“Employee”).

R E C I T A L S

The Company desires to employ Employee and to have the benefit of his skills and services, and Employee desires to accept employment with the Company, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein, and the performance of each, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, agree as follows:

AGREEMENTS

1.             Employment; Term.  The term of this Agreement shall begin on the Effective Date and continue through January 31, 2015 or until terminated pursuant to Section 6 of this Agreement (the “Term”).

2.             Duties.  Employee shall be employed by the Company to serve as the Chief Executive Officer of the Lilly Pulitzer Group (the “Lilly Pulitzer Group”), which is an operating group of the Company’s parent, Oxford Industries, Inc. (“Oxford”), and shall have such responsibilities, duties and authorities consistent with an Employee at his level as are assigned to him by the Company’s parent Oxford through the President of Oxford.  Employee shall fulfill his duties and responsibilities in a reasonable and appropriate manner and in compliance with the Company’s policies and the laws and regulations that apply to the Company’s operation and administration.  Other than during any vacation, sick or personal time provided to Employee, Employee shall devote his full business time and attention to the business and affairs of the Company and shall not be engaged in, or employed by, any other business enterprise; provided, however, that notwithstanding the foregoing, it shall not be a violation of this Agreement for Employee to (A) serve, with the consent of the Executive Committee of the Oxford Board of Directors consistent with Oxford’s conflict of interest and business ethics policy, on boards, committees or similar bodies of any entity subject to compliance with Section 7 hereof, (B) serve or participate on the boards, committees or similar bodies of the entities listed on Exhibit A hereto, and as an officer of the entity listed therein to the extent disclosed therein, the service and participation of which has received the requisite consent from Oxford, and/or (C) manage Employee’s personal affairs and investments.  Employee will be based at the headquarters of the

Lilly Pulitzer Group in or around Philadelphia, Pennsylvania.  Employee will be required to travel (domestically and/or internationally) from time to time in the performance of his duties.

3.             Compensation.  For all services rendered by Employee, the Company shall compensate Employee as follows:

(a)       Base Salary.  Employee shall receive a base salary (the “Base Salary”) at the annualized rate of (i) THREE HUNDRED TWENTY THOUSAND DOLLARS ($320,000.00) for the period commencing on the Effective Date and continuing through December 31, 2010, (ii) FOUR HUNDRED THOUSAND DOLLARS ($400,000.00) for the period commencing on January 1, 2011 and continuing through December 31, 2011 and (iii) FOUR HUNDRED FIFTY THOUSAND DOLLARS ($450,000.00) for the period commencing on January 1, 2012 through the end of the Term.  The Base Salary shall be payable, less applicable withholdings, in reasonable periodic installments in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than twice monthly.

(b)      Additional Compensation.  Beginning after the first anniversary of the Effective Date, at the sole discretion of the Company, in addition to the Base Salary, Employee may be eligible to receive cash and/or equity bonus compensation in accordance with bonus opportunities established by the Company, in its sole discretion.  For purposes of clarity, the Company has no current plans and no obligation to pay any bonus pursuant to this paragraph 3(b).

4.             Other Benefits.

(a)       Expense Reimbursement.  The Company shall reimburse Employee for (or, at the Company’s option, pay) all reasonable business travel and other out of pocket expenses reasonably incurred or paid by Employee in connection with, or related to, the performance of Employee’s duties, responsibilities or services under this Agreement in accordance with the applicable policies of the Company and its affiliates during the Term.  All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with the Company’s expense reporting policy applicable to employees of the Company at the level of Employee’s position, as well as applicable federal and state tax record keeping requirements.  All such reimbursements will be made in any event no later than the last day of Employee’s taxable year following the taxable year in which the expense was incurred.  The expenses reimbursed by the Company during any taxable year of Employee will not affect the expenses reimbursed by the Company in another taxable year.  Further, this right to reimbursement is not subject to liquidation or exchange for another benefit.

(b)      Participation in Employee Benefits Plans.  During the Term, the Employee is entitled to participate in the health, hospitalization, major medical,

dental, life and long term disability insurance coverage generally consistent with that provided by the Company to other senior executives of the Lilly Pulitzer Group pursuant to the terms of such benefits and plans as they are in effect from time to time.  For such coverage during the Term, the Company will pay on Employee’s behalf one hundred percent (100%) of the health, dental, life and long term disability insurance premiums for Employee and his dependents; and to the extent the Company does not pay those amounts for other full-time employees of the Lilly Pulitzer Group, the Company will report those payments as taxable income on Employee’s IRS Form W-2.  For purposes of this Agreement, “dependents” is defined as the Employee’s spouse and his children who are properly claimed as and recognized by the Internal Revenue Service as dependents on the Federal Income Tax filings of Employee.  If and when the Company develops plans, benefits or programs in addition to the health, dental, life and long term disability insurance described above, Employee shall be entitled to participate therein on the same basis as other full-time employees of the Lilly Pulitzer Group.  In addition, Employee shall be entitled to participate in any 401(k) plan and any employee savings plan on the same basis as offered to other full-time employees of the Lilly Pulitzer Group.

(c)       Vacation.  In addition to Company holidays, Employee shall be entitled to twenty-five (25) days of paid vacation time annually each year during the Term, which annual paid vacation time accrues in full as of January 1 of each year.  Employee may carry forward five (5) unused days of vacation time from the preceding year into each succeeding year.

5.             Existing Employment Agreement.  Employee acknowledges that any employment agreement or arrangement between Employee and the Company (“Existing Employment Agreement”) in effect immediately prior to the Effective Date, including, without limitation, the employment agreement between Employee and the Company, dated as of January 1, 2010, shall be terminated as of the Effective Date, and Employee hereby waives all rights he has under such Existing Employment Agreement, including, without limitation, any right to receive any bonus payment, severance payment or any right under any wage continuation provision, other than the right to receive unpaid base compensation earned through the Effective Date.

6.             Termination; Rights on Termination.

(a)         Termination.  Employee’s employment is “at will” and Employee and the Company may terminate such employment at any time.  Employee’s employment may be terminated in any one of the following ways, prior to the expiration of the Term:

(i)            Termination by the Company for Good Cause.  The Company may terminate this Agreement and Employee’s employment for Good Cause immediately upon providing written notice to Employee.  “Good Cause” shall mean: (A) Employee’s willful and continued failure to perform any substantial duty as required under this Agreement; (B) Employee’s willful engagement in any gross misconduct or knowing violation of the applicable policies of the Company or its affiliates; (C) Employee’s engagement in any activity that is in breach of Section 7 of this Agreement; (D) Employee’s engagement in any act of fraud or dishonesty against the Company or its affiliates; (E) any theft, conversion or misappropriation of the property of Company or its affiliates by the Employee; (F) Employee’s engagement in any material breach of federal or state securities laws or regulations; (G) Employee being intoxicated or in possession of any illegal substance in the workplace; (H) Employee’s engagement in an act of assault or other act of violence; (I) Employee’s engagement in any willful act which brings disrepute to the Company or any of its affiliates or materially impairs any of their reputations; (J) Employee’s harassment of any individual in the workplace based on age, gender or other protected status or class or violation of any applicable policy of the Company or its affiliates regarding harassment; or (K) Employee’s conviction for any felony or misdemeanor charge (other than charges related to routine traffic and other similar, insignificant violations); provided, that in the event the Company desires to terminate Employee’s employment for Good Cause under clause (A) above, the Company shall first give Employee written notice of such intent, a detailed and specific description of the reasons and basis therefor, and, if such behavior is susceptible to cure, thirty (30) days to remedy or cure such perceived breaches or deficiencies.  In the event of such termination for Good Cause, no compensation or benefits shall be payable to Employee after the date of termination, except as provided for in paragraph 6(b).

(ii)           Termination by the Company Without Good Cause.  The Company may, without Good Cause and for any reason whatsoever, terminate this Agreement and Employee’s employment, effective thirty (30) days after written notice is provided to Employee.  Upon such termination without Good Cause, the compensation described in paragraph 6(b) shall be payable to Employee, and the severance pay described in paragraph 6(c) shall be payable to Employee provided he executes and does not revoke a release as described in paragraph 6(d).

(iii)          Termination by Employee for Good Reason.  Employee may, for Good Reason (as defined in paragraph 6(a)(vi)), terminate this Agreement and Employee’s employment effective thirty (30) days after written notice is provided to the Company; provided, such notice must be given within one hundred twenty (120) days of the initial existence of the Good Reason condition.  Upon such termination for Good Reason, the compensation described in paragraph 6(b) shall be payable to Employee, and the severance pay described in paragraph 6(c) shall be payable to

Employee provided he executes and does not revoke a release as described in paragraph 6(d).

(iv)          Termination by Employee Without Good Reason.  Employee may, without Good Reason, terminate this Agreement and Employee’s employment effective thirty (30) days after written notice is provided to the Company.  In the event of such a termination, no compensation or benefits shall be payable to Employee after the date of termination, except as provided for in paragraph 6(b).

(v)           Termination Due to Death or Disability.  This Agreement and Employee’s employment shall terminate immediately upon his death.  In addition, the Company may terminate this Agreement and Employee’s employment upon his becoming disabled.  For this purpose, “disabled” or “disability” means Employee would be entitled to long-term disability benefits under the Company’s long-term disability plan as in effect from time to time, assuming for the purpose of such determination that Employee is actually participating in such plan at such time.  If the Company does not maintain a long-term disability plan, “disabled” or “disability” shall mean that Employee is unable to perform the substantial duties of his job for a period of at least ninety (90) consecutive days or for a period of at least ninety (90) days in the aggregate in any twelve (12) consecutive month period due to a medically determinable physical or mental impairment.  In the event of termination of Employee’s employment due to his death or by the Company due to his disability, no compensation or benefits shall be payable to Employee after the date of termination, except as provided for in paragraph 6(b).

(vi)          Good Reason.  “Good Reason” shall mean any of the following conditions that remain uncured after the expiration of thirty (30) days following Employee’s delivery of written notice of such condition to the President or Chief Executive Officer of Oxford: (A) the Company’s requirement, as a condition of continued employment in Employee’s current position or any future position, that Employee relocate his principal place of employment to any area outside a fifty (50) mile radius of the metropolitan Philadelphia area; (B) a material reduction in Employee’s duties or responsibilities that is inconsistent with Employee’s position as Chief Executive Officer of the Lilly Pulitzer Group; (C) a material breach by the Company of any of its obligations under this Agreement; or (D) a material reduction in Employee’s Base Salary (other than in connection with a general decrease in the salary for other executive employees of the Lilly Pulitzer Group) without Employee’s written consent.

(b)         Payment Through Termination.  Upon termination of Employee’s employment for any reason provided for in this Agreement, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements (including payments for accrued vacation and sick leave, in each case in accordance with, and to the extent provided under, applicable policies of the Company) due through the effective date of termination.  No other compensation will be due or payable to Employee subsequent to termination, except as expressly provided by this Section 6 or required by law.

(c)         Payment for Termination Without Good Cause or For Good Reason.  In the event of termination of Employee’s employment by the Company without Good Cause or by Employee for Good Reason (the date on which such termination becomes effective shall be referred to as the “Termination Date”) during the period commencing on the Effective Date through December 31, 2011, Employee shall receive from the Company an amount of severance pay equal to his Base Salary calculated from the Termination Date until the second (2nd) anniversary of the Effective Date (with such period being referred to as “Severance Period No. 1”).  In the event of termination of Employee’s employment by the Company without Good Cause or by Employee for Good Reason during the period commencing on January 1, 2012 through January 31, 2014, Employee shall receive from the Company an amount of severance pay equal to his Base Salary calculated from the Termination Date until the first (1st) anniversary of the Termination Date (with such period being referred to as “Severance Period No. 2”). In the event of termination of Employee’s employment by the Company without Good Cause or by Employee for Good Reason during the period commencing on February 1, 2014 through January 31, 2015, Employee shall receive from the Company an amount of severance pay equal to his Base Salary calculated from the Termination Date until January 31, 2015 (with such period being referred to as “Severance Period No. 3,” and Severance Period No. 1, Severance Period No. 2 and Severance Period No. 3 being referred to collectively and individually as the “Severance Period”). Except as provided in paragraph 6(d), the amount of severance pay determined under any of the three preceding sentences, whichever is applicable, shall be paid commencing upon the date Employee incurs a separation from service (as defined in Treasury Regulation Section 1.409A-1(h); a “Separation from Service”) and shall be paid in substantially equal installments in accordance with the Company’s regular payroll procedures for similarly-situated employees for the number of months in Severance Period No. 1, Severance Period No. 2 or Severance Period No. 3, whichever is applicable.  Each payment of severance pay under this paragraph shall be considered a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(d)         Release Agreement.  Employee’s entitlement to any severance pay under paragraph 6(c) is conditioned upon Employee’s first entering into, and not revoking, a release agreement in such form and with such terms, as prescribed by the Company in its general form as prescribed from time to time; provided, such release agreement shall be delivered to Employee within seven (7) days after the date of his Separation from Service.  During the period permitted to Employee to review the release agreement, he may request and negotiate for changes thereto; provided, the Company shall retain the sole discretion as to whether or not to accept and make any such changes.  Any payment of severance pay due under paragraph 6(c) shall be delayed until after the expiration of the seven (7)-day revocation period required for an effective age-based release, and any amount otherwise due under said paragraph before the end of such revocation period shall be paid upon the day after the end of such period in a single lump-sum payment, but not later than March 15 of the calendar year following the calendar year in which his separation from service occurs; provided, if all or any portion of the severance pay that is payable to Employee under paragraph 6(c) within the 60-day period commencing on his Separation from Service is subject to, and not exempt from, Section 409A, all severance pay payable within such 60-day period shall be paid on the 60th day after his Separation from Service regardless of how quickly he executes his release agreement.

(e)         Earnout Payments.  Notwithstanding anything to the contrary, the cessation of Employee’s employment with the Company for any reason (whether by termination, resignation or otherwise) shall have no effect on (i) the obligation of Oxford, the Company or their respective successors and assigns from making any payments that may be due under the Earnout Agreement, dated December 21, 2010, by and among Oxford, the Company and Sugartown Worldwide Holdings, Inc. (“Holdco”), or (ii) Employee’s share of any payment made to Holdco pursuant to the terms of such Earnout Agreement.

(f)          Survival.  All rights and obligations of the Company and Employee under this Agreement shall cease as of the effective date of termination, except that (i) the Company’s obligations under Section 6 shall survive such termination in accordance with its terms and (ii) Employee’s obligations under Sections 7, 8 and 10 shall survive such termination in accordance with their terms.

7.             Employee Covenants.

(a)         During the Term or, if employment is terminated prior to January 31, 2015, until the later of (x) the second (2nd) anniversary of the Effective Date or (y) the earlier of (1) the date twelve (12) months following such termination or (2) January 31, 2015 (any such period, a “Restricted Period”), Employee shall not, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group or other entity (each, a “Person”) (other than on behalf of the Company or its Associated Companies):

(i)            engage within the Territory (as defined below), as an officer, director, owner, partner, member, joint venturer, or in a managerial capacity (whether as an employee, independent contractor, or consultant) in any business activity or enterprise engaged in the Business

Activities (as defined below); provided, that, during the term of Employee’s employment pursuant to this Agreement, the foregoing shall not prevent Employee from acquiring or holding up to one percent (1%) of the outstanding shares of any company whose common stock is traded on a national or regional securities exchange or in the over-the-counter market and which represents less than ten percent (10%) of the market value of the Employee’s personal investment portfolio; provided, further, following the termination of Employee’s employment for any reason, the foregoing shall not prevent Employee from acquiring or holding up to five percent (5%) of the outstanding shares of any company whose common stock is traded on a national or regional securities exchange or in the over-the-counter market.  For the avoidance of doubt, nothing herein shall restrict Employee’s passive investment in or ownership of shares or other interests in mutual funds or exchange traded funds.

(ii)           Solicit or attempt to solicit for employment or engagement, recruit or attempt to recruit for employment or engagement any employee, agent or contract worker of the Company or the Associated Companies (as defined below) with whom Employee had contact during the course of his employment with the Company; provided, however, the foregoing shall not restrict Employee from (A) having contact with individuals as part of, or following their response to, generalized searches for employment, or (B) recruiting or soliciting individuals whose employment was terminated by the Purchaser or the Company not less than eighteen (18) months prior to such recruitment or solicitation or attempted recruitment or solicitation.

(iii)          Solicit or attempt to solicit any business related to the Business Activities from any Person who, as of the date of the solicitation or attempted solicitation or within twelve (12) months prior to that date, is or was a customer of the Company, or an actively sought prospective customer, with whom Employee had contact (through sales calls, presentations, or other business dealings) during the course of his employment with the Company.

(b)         For purposes of Sections 7 through 11:

(i)            References to the “Territory” shall mean Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West

Virginia, Wisconsin, Wyoming, District of Columbia and all other U.S. territories and possessions, Canada and Mexico.

(ii)           References to the “Associated Companies” shall mean any entity directly or indirectly controlling or controlled by or under direct or indirect common control with the Company. As used in the definition of “Associated Companies,” “control,” “controlling” or “controlled by” means the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(iii)          References to the “Business Activities” shall mean the business of designing, marketing, procuring, wholesaling and/or retailing apparel and/or footwear for women, children and/or men.

(c)         The covenants in this Section 7 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  If any provision of this Section 7 relating to the time period, scope, or geographic areas of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope, or geographic area, as applicable, that such court deems reasonable and enforceable, then this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

(d)         All of the covenants in this Section 7 shall be construed as an agreement independent of any other provisions in this Agreement, and the existence of any claim or cause of action Employee may have against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

(e)         Employee has carefully read and considered the provisions of this Section 7 and, having done so, agrees that the restrictive covenants in this Section 7 impose a fair and reasonable restraint on Employee and are reasonably required to protect the interests of the Company and its officers, directors, employees, and stockholders.  Employee covenants that he will not challenge the enforceability of this Section 7 nor will he raise any equitable defense to its enforcement.

8.             Trade Secrets and Confidential Information.

(a)         For purposes of this Section 8, “Confidential Information” means any data or information with respect to the conduct or details of the business conducted by the Company and its Associated Companies, other than Trade Secrets, that is valuable to the Company and/or its Associated Companies and not generally known or reasonably ascertainable to the public or to competitors of the Company.  “Trade Secret” means information with respect to the conduct or details of the business conducted by the Company and its Associated Companies, including, but not limited to, any data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(b)         Employee acknowledges he is employed by the Company in a confidential relationship wherein he, in the course of his employment with the Company, has received or will receive and has had or will have access to Confidential Information and Trade Secrets, including but not limited to confidential and secret business and marketing plans, strategies and studies, detailed client/customer lists and information relating to the operations and business requirements of those clients/customers and, accordingly, he is willing to enter into the covenants contained in Sections 7 and 8 of this Agreement in order to provide the Company with what he considers to be reasonable protection for its interests.

(c)         Employee hereby agrees that, during the Term and for a period of five years thereafter, he will hold in confidence all Confidential Information that came into his knowledge during his employment by the Company and will not disclose, publish or make use of such Confidential Information without the prior written consent of the Company.

(d)         Employee shall hold in confidence all Trade Secrets that came into his knowledge during his employment by the Company and shall not disclose, publish or make use of at any time after the date hereof such Trade Secrets without the prior written consent of the Company for as long as the information remains a Trade Secret.

(e)         Employee hereby agrees that all inventions, developments, methods, processes, writings, designs, works of authorship, and ideas conceived or developed by Employee during his employment, or reduced to practice by Employee during his employment and for three (3) months thereafter, which are directly or indirectly useful in, or relate to, the business of or services provided by or sold by the Company or any of its Associated Companies shall be promptly and fully disclosed by Employee to an appropriate executive officer of the Company (accompanied by all papers, drawings, data and other materials relating thereto) and shall be the Company’s exclusive property.  Employee will, upon the Company’s request and at its expense (but without any additional compensation to Employee), execute all documents reasonably necessary to assign Employee’s right, title and interest in any such invention, development, method, process, writing, design, work of authorship, or idea to the Company (and to direct issuance to the Company of all patents or copyrights with respect thereto).

(f)          Notwithstanding the foregoing, the provisions of paragraph 8(c) and paragraph 8(d) will not apply to the extent of (i) information required to be disclosed by Employee in the ordinary course of his duties hereunder or (ii) Confidential Information that otherwise becomes generally known in the industry or to the public through no act or omission of Employee or any person or entity acting by or on Employee’s behalf, or which is required to be disclosed by court order or applicable law.

(g)         The parties agree that the restrictions stated in this Section 8 are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state law.  Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting the Company’s right under applicable state law to protect its trade secrets and confidential information.

9.             Indemnification; Directors and Officers Liability Insurance.  The Company will indemnify Employee for and defend Employee from claims arising from the Employee’s good faith performance of his duties as an employee of the Company to the fullest extent permitted under applicable law and in accordance with the terms and conditions provided in the articles of incorporation and By-Laws of the Company (or equivalent governing documents to the extent the Company is not a corporation).  The Company will maintain liability insurance covering Employee’s potential liability in connection with his performance of his obligations hereunder commensurate with the coverage provided to Oxford’s officers and directors from time to time.

10.           Key Man Insurance.  Employee shall reasonably cooperate with the Company should the Company determine at any time during the Term, at the Company’s cost and expense, to pursue a “Key Man” insurance policy or other similar insurance arrangement on Employee.  Employee acknowledges and agrees that such cooperation may include normal and customary health screenings or such other measures as the Company may reasonably request of Employee.

11.           Return of Company Property.  All records, designs, patents, business plans, financial statements, manuals, memoranda, customer lists, customer database, rolodex and other property delivered to or compiled by Employee by or on behalf of the Company (including the respective Associated Companies thereof) or its representatives, vendors or customers which pertain to the business of the Company (including the respective Associated Companies thereof) shall be and remain the property of the Company, and be subject at all times to its discretion and control.  Upon the request of the Company and, in any event, upon the termination of Employee’s employment with the Company, Employee shall deliver all such materials to the Company; provided, that Employee shall be permitted to retain a copy of this Agreement, employee benefit materials generally distributed to employees and his personal rolodex or address book.  Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company which are collected by Employee shall be delivered promptly to the Company without request by it upon termination of Employee’s employment.

12.           No Prior Agreements.  Employee hereby represents and warrants to the Company that the execution of this Agreement by Employee and his employment by the Company and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity.

13.           Assignment; Binding Effect.  Employee understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills.  Employee agrees, therefore, he cannot assign all or any portion of his performance under this Agreement.  The Company may assign, in its sole discretion, all or part of this Agreement to the purchaser of substantially all of the assets of the Company.  Without limitation of the foregoing, the Company’s rights under this Agreement may be assigned to, and the Company’s obligations hereunder assumed by, any successor entity or employer into which the Company is merged or consolidated.  Subject to the preceding three sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective heirs, legal representatives, successors and assigns.

14.           Complete Agreement; Waiver; Amendment.  Employee has no oral representations, understandings, or agreements with the Company or any of its officers, directors, or representatives covering the same subject matter as this Agreement.  This Agreement is the final, complete, and exclusive statement of expression of the agreement between the Company and Employee with respect to the subject matter hereof, and cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreement.  This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Employee, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term.

15.           Notice.  Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:	Sugartown Worldwide, Inc.
c/o Oxford Industries, Inc.
222 Piedmont Avenue, N.E.
Atlanta, Georgia 30308-3391
Attn: General Counsel

To the Employee:	Scott A. Beaumont
414 Rock Creek Circle
Berwyn, Pennsylvania 19132

With a copy to (which copy shall
not constitute notice):	Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103
Attn: Barry M. Abelson

16.           Severability; Headings.  If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.  This severability provision shall be in addition to, and not in place of, the provisions of paragraph 7(c) above.  The Section and paragraph headings are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent of the Agreement or of any part hereof.

17.           Counterparts.  This Agreement may be executed and delivered in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including .pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

18.           Equitable Remedy.  Because of the difficulty of measuring economic losses to the Company as a result of a breach of the covenants set forth in Section 7, 8, 9 and 10, and because of the immediate and irreparable damage that would be caused to the Company for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the Company at law or in equity, the Company shall be entitled to seek specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of Employee’s covenants.

19.           Construction.  No provision of this Agreement shall be construed against or interpreted to the disadvantage of Employee or the Company by any court or the government or judicial authority by reason of Employee or the Company having or being deemed to have structured or drafted such provision of this Agreement.

20.           Governing Law.  This Agreement shall in all respects be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, not including the choice of law rules thereof.

21.           Section 409A.  This Agreement and the amounts paid hereunder are intended to be exempt from, or in compliance with Section 409A, and should be interpreted as such.  Notwithstanding anything in this paragraph to the contrary, to the extent any payments made under Section 6 are not exempt from Section 409A and Employee, as of the date of his Separation from Service, is a specified employee as defined in Treasury Regulation Section 1.409A-1(i), the payments described in Section 6 shall be delayed until six (6) months after the date of Executive’s Separation from Service, and any payments that would otherwise be payable during such six (6)-month period shall be accumulated without interest and paid in a lump sum on the day after the six (6)-month anniversary of the date of Employee’s Separation from Service.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed as of the date first written above.

SUGARTOWN WORLDWIDE, INC.

By:
Name:
Title:

EMPLOYEE:

Scott A. Beaumont

Exhibit A

Approved Entities

1.               SWI Holdings, Inc. — service as an officer and director (so long as such entity engages in no business activity other than enforcing its rights and satisfying its obligations pursuant to the Stock Purchase Agreement, dated as of the date hereof (the “SPA”), by and among Oxford, the Company, SWI Holdings, Inc. and the Sellers (as identified therein) and the Seller Ancillary Documents (as defined in the SPA))

2.               CSS Industries, Inc.

3.               Gesu School